PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
PO Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US: (732) 649-0061
e-mail: LifeSciencesResearch@LSRinc.net

August 1, 2007

LSR ANNOUNCES FINANCING AMENDMENT TO REDUCE INTEREST RATE

AND PRINCIPAL AMOUNT

East Millstone, New Jersey, August 1, 2007 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today that it has amended its $70 million long term financing to reduce the principal amount to $60 million and the interest rate to LIBOR plus 350 basis points.

The loan, which matures on March 1, 2011, originally bore an interest rate of LIBOR plus 825 basis points (which was reduced to LIBOR plus 800 b.p.). Under the amendment, which is effective today, the interest rate has been reduced to LIBOR plus 350 b.p. A closing fee of $4.3 million was paid to the lender.

Concurrent with the financing amendment, the Company has repurchased from the lender warrants to purchase 250,000 shares of LSR common stock for an aggregate consideration of $2.75 million. The Company also announced that on June 11, 2007 it acquired in a privately negotiated transaction with an unaffiliated LSR shareholder 250,000 shares of LSR common stock for an aggregate consideration of $4 million and on July 27, 2007 it acquired in a privately negotiated transaction with an unaffiliated LSR warrant holder warrants to acquire 50,000 shares of LSR common stock for an aggregate consideration of $350,000.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2006, as filed with the US Securities and Exchange Commission.

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